Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDIO DIAGNOSTICS HOLDINGS, INC.

May 30, 2023

Cardio Diagnostics Holdings, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Cardio Diagnostics Holdings, Inc.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on May 19, 2021 (the “Original Certificate of Incorporation”); the Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Delaware Secretary of State on November 22, 2021 (the “Amended and Restated Certificate of Incorporation”); and the Corporation’s Second Amended and Restated Certificate of Incorporation was filed in the office of the Delaware Secretary of State on October 25, 2022 (the “Second Amended and Restated Certificate of Incorporation”).

3.	This Third Amended and Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Second Amended and Restated Certificate (the “Third Amended and Restated Certificate of Incorporation”), was duly adopted by the Board of Directors of the Company (the “Board of Directors”) in accordance with Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) and has been duly approved by the stockholders of the Corporation at a meeting of the stockholders duly held in accordance with the provisions of Section 211 of the DGCL.

4.	This Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Delaware Secretary of State.

5.	The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

FIRST:   The name of the corporation (hereinafter the “Corporation”) is: Cardio Diagnostics Holdings, Inc.

SECOND:     The address of the registered office and registered agent in this state is c/o Cogency Global, Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware, Zip Code 19904, United States. The registered agent in charge thereof is Cogency Global, Inc.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware, now or hereafter in effect, or implied by the reasonable construction of the said laws.

FOURTH:     Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FOUR HUNDRED MILLION (400,000,000) shares, consisting of THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $0.00001 par value per share (hereinafter, the “Common Stock”), and ONE HUNDRED MILLION (100,000,000) shares of Preferred Stock, $0.00001 par value per share (hereinafter, the “Preferred Stock”).

A.Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:The Corporation is to have perpetual existence.

SIXTH:The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 6.1.Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

Section 6.2.The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

Section 6.3.The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

Section 6.4.In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH:

Section 7.1.To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (e) an officer in any action by or in the right of the Corporation. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. This Section 7.1 shall not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date that it becomes effective. No amendment to, modification of or repeal of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.

Section 7.2. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHT: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:

Section 9.1.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.

Section 9.2..If any action the subject matter of which is within the scope of Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

 Section 9.3.If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any sentence of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation by an authorized officer as of the date first set forth above.

CARDIO DIAGNOSTICS HOLDINGS, INC.

By:	/s/ Meeshanthini V. Dogan
Meeshanthini V. Dogan, Ph.D. Chief Executive Officer